[Multiband logo]

July 22, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention:      Larry Spirgel – Assistant Director

Brandon Hill – Attorney Advisor

RE:	Multiband Corporation

Preliminary Merger Proxy Statement on Schedule 14A

Filed July 8, 2013

File No. 000-13529

Ladies and Gentleman:

In connection with the response to the U.S. Securities and Exchange Commission (the “Commission”) letter dated July 19, 2013, to Multiband Corporation (the “Company”), the Company hereby acknowledges the following:

(i)	the Company is responsible for the adequacy and accuracy of the disclosures in the filing;

(ii)	staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

(iii)	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Steven M. Bell

Steven M. Bell

Chief Financial Officer and General Counsel